Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Independence Contract Drilling, Inc. (the “Company,” and for purposes of this exhibit, also referenced as “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share.
Description of Common Stock
The following summary of general terms of our common stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and applicable law. Copies of our certificate of incorporation and bylaws, as amended, have been filed with the SEC. We encourage you to read such certificate of incorporation and bylaws, as well as applicable provisions of the Delaware General Corporation Law (the “DGCL”).
General
As of February 25, 2020, our authorized shares consist of (i) 200,000,000 shares of common stock, par value $0.01 per share, of which 76,241,045 were outstanding, and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.
Dividend Rights
Subject to the rights of any then outstanding shares of preferred stock that we may issue and any restrictions of the payment of cash dividends set forth in our credit facility, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.
Voting Rights
Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Under our bylaws, unless otherwise required by Delaware law, action by our stockholders is taken by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, except for director elections. Each director shall be elected by the vote of a majority of the votes cast for the director at any meeting for the election of directors at which a quorum is present; provided, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the affirmative vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For this purpose, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds the number of votes cast “against” that director’s election. In any uncontested election of directors, any incumbent director nominee who does not receive the vote of the majority of votes shall, within ten days following the certification of the election results, tender his or her resignation to the the board of directors (the “Board”). The Board shall decide, through a process managed by the Board committee responsible for director nominations, whether to accept or reject the tendered resignation, or whether other action should be taken. Our common stock does not have cumulative voting rights. We will notify common stockholders of any stockholders’ meetings according to applicable law.
No Preemptive, Conversion, Redemption or Sinking Fund Rights
Holders of our common stock have no preemptive rights to purchase shares of our common stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.
Fully Paid
All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we may issue when they are paid for will also be fully paid and non-assessable.
Right to Receive Liquidation Distributions
If we liquidate, dissolve or wind-up our business, either voluntarily or not, holders of our common stock will share equally in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Preferred Stock
Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock, to fix the number of shares, and to change the number of shares constituting any series and to fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions, in each case without any further action or vote by our stockholders.
Anti-Takeover Provisions
In addition to being subject to Section 203 of the DGCL as described below, certain provisions in our organizational documents could delay or prevent a change in control of our company at a premium that a stockholder may consider favorable, which could adversely affect the price of our common stock. These provisions include: (i) specific procedures for appointing and removing members of the Board, and filling vacancies; (ii) under our bylaws, only the chairman of the board or a majority of the entire number of our directors may call special meetings of stockholders; (iii) advance notice procedures under our bylaws with respect to stockholder proposals and the nomination of candidates for election as directors; (iv) our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting; (v) authorization of undesignated preferred stock under our certificate of incorporation; and (vi) super-majority voting for amendments by stockholders to certain provisions of our certificate of incorporation or bylaws.
Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•the transaction is approved by the board before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding shares of voting stock that are not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specific exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Shares of our outstanding common stock are listed on the NYSE under the symbol “ICD.”